As filed with the Securities and Exchange Commission on September 27, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

CIT GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	65-1051192
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11 W. 42nd Street New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

2016 OMNIBUS INCENTIVE PLAN
(Full Title of the Plans)

James P. Shanahan
Senior Vice President and Chief Regulatory Counsel
CIT Group Inc.
One CIT Drive
Livingston, New Jersey 07039

(Name and Address of Agent For Service)

(973) 740-5000
(Telephone number, including area code, of agent for service)

Copies to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount Of
To Be Registered	Registered (1) (2)	Per Share (3)	Price (3)	Registration Fee
Common Stock, par value $0.01 per share	6,067,044	$35.05	$212,649,892.20	$21,413.84

(1)	This Registration Statement relates to 5,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of CIT Group Inc. authorized under the 2016 Omnibus Incentive Plan and the Carryover Shares (as described in the Explanatory Note below).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which may become issuable under the above-named employee benefit plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(3)	Computed in accordance with Rule 457(c) and (h) under the Securities Act of 1933, such computation is based on the average of the high and low sales prices of the Common Stock on September 20, 2016, as reported on the New York Stock Exchange (within 5 business days prior to filing this Registration Statement).

EXPLANATORY NOTE

On May 10, 2016, at the annual meeting of shareholders of CIT Group Inc., a Delaware corporation (the “Company” or “CIT”), the Company’s shareholders approved the 2016 Omnibus Incentive Plan (the “Plan”). The Plan replaces the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the “LTIP”) for all awards of Common Stock granted on or after May 10, 2016, the effective date of the Plan (the “Effective Date”). Pursuant to the Plan, the number of shares of Common Stock that may be issued under the Plan includes 5,000,000 shares of Common Stock (the “New Shares”), plus the 1,067,044 authorized shares of Common Stock remaining available for issuance under the LTIP at the Effective Date (the “Carryover Shares”), plus the number of shares of Common Stock relating to awards under the LTIP outstanding at the Effective Date that subsequently are forfeited, expire or are settled for cash (in whole or in part). This Registration Statement relates to the New Shares and the Carryover Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been filed by the Company with the Securities and Exchange Commission (the “Commission”) and, other than any furnished information, are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 7, 2016 (the “Form 10-K”);

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, filed with the Commission on May 9, 2016, and June 30, 2016, filed with the Commission on August 15, 2016;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 20, 2016, February 2, 2016, February 18, 2016, February 22, 2016, March 21, 2016, March 23, 2016, April 19, 2016, April 28, 2016, May 10, 2016, May 17, 2016, July 1, 2016, July 11, 2016, July 19, 2016, July 28, 2016, and September 26, 2016;

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act of 1934”) since the end of the fiscal year covered by the Form 10-K referred to in (a) above (other than information contained in Current Reports on Form 8-K that is furnished, but not filed); and

(e)	The description of CIT common stock, par value $0.01 per share (the “Common Stock”), contained in the Registration Statement on Form 8-A, filed with the Commission on December 9, 2009, by the Company to register such securities under the Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

In addition, any and all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that CIT is not incorporating by reference any information in such documents that is deemed furnished to and not filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement or information contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Experts

The financial statements incorporated in this Registration Statement by reference to the Company’s Current Report on Form 8-K dated September 26, 2016, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of IMB HoldCo LLC the registrant acquired during 2015) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The validity of the shares of Common Stock registered hereby has been passed upon by Sullivan & Cromwell LLP. A copy of this opinion is attached as Exhibit 5.1 to this Registration Statement.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, the Company has powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. Both the Company’s Amended and Restated By-Laws (“By-Laws”) and Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provide for mandatory indemnification of its directors and officers to the fullest extent permissible under Delaware law. Article IX of the By-Laws provides that expenses (including attorneys’ fees) incurred by an officer or director of the Company or by a former director or officer of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding for which indemnification is available pursuant to the By-Laws shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

In addition, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, if such attorney’s fees are incurred in accordance with the policies and procedures established by the Company from time-to-time) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, Article Ninth of the Certificate of Incorporation of the Company provides that each person who is or was a director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended (but, if permitted by applicable law, in the case of any amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to such amendment).

The Company has in effect insurance policies in the amount of $205 million for general directors’ and officers’ liability insurance and $30 million for fiduciary and pension trust liability insurance covering all of the Company’s directors and officers in certain instances where by law they may not be indemnified by the Company.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits are listed in the Exhibit Index.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 27, 2016.

CIT GROUP INC.

By:	/s/ E. Carol Hayles
Name:	E. Carol Hayles
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints E. Carol Hayles, Robert J. Ingato and James P. Shanahan, and each of them severally, the true and lawful attorneys-in-fact and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments. This Power of Attorney has been signed on July 28, 2016 by the following persons in the respective capacities indicated below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ellen R. Alemany	Chief Executive Officer and Chairwoman	July 28, 2016
Ellen R. Alemany	(Principal Executive Officer)

/s/ E. Carol Hayles	Executive Vice President and Chief Financial Officer	July 28, 2016
E. Carol Hayles	(Principal Financial Officer)

/s/ Edward K. Sperling	Executive Vice President and Corporate Controller	July 28, 2016
Edward K. Sperling	(Principal Accounting Officer)

/s/ Michael A. Carpenter	Director	July 28, 2016
Michael A. Carpenter

/s/ Alan Frank	Director	July 28, 2016
Alan Frank

/s/ William M. Freeman	Director	July 28, 2016
William M. Freeman

/s/ Steven T. Mnuchin	Director	July 28, 2016
Steven T. Mnuchin

/s/ R. Brad Oates	Director	July 28, 2016
R. Brad Oates

/s/ John J. Oros	Director	July 28, 2016
John J. Oros

/s/ Marianne Miller Parrs	Director	July 28, 2016
Marianne Miller Parrs

/s/ Gerald Rosenfeld	Director	July 28, 2016
Gerald Rosenfeld

/s/ John R. Ryan	Director	July 28, 2016
Vice Admiral John R. Ryan, USN (Ret.)

/s/ Sheila A. Stamps	Director	July 28, 2016
Sheila A. Stamps

/s/ Peter J. Tobin	Director	July 28, 2016
Peter J. Tobin

/s/ Laura S. Unger	Director	July 28, 2016
Laura S. Unger

EXHIBIT INDEX

Exhibit No.	Description

3.1	Fourth Restated Certificate of Incorporation of CIT Group Inc., dated May 17, 2016 (incorporated herein by reference to Exhibit 3.1 to the Form 8-K filed with the Commission on May 17, 2016).

3.2	Amended and Restated By-laws of CIT Group Inc., as amended through May 10, 2016 (incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed with the Commission on May 17, 2016).

4.1	CIT Group Inc. 2016 Omnibus Incentive Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on April 11, 2016).

5.1	Opinion of Sullivan & Cromwell LLP.*

23.1	Consent of PricewaterhouseCoopers.*

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Filed herewith